Exhibit 24.4

THIS POWER OF ATTORNEY is granted on 26 August 2008,

(1)           Cyrte Investments B.V., Cyrte Investments GP I B.V., CF I Invest C.V., Cyrte Investments GP III B.V. and Cyrte Fund III C.V. (collectively the “Cyrte Entities”) hereby grant power of attorney to Mr. Martijn Warmerdam (the “Attorney”) individually with full power of substitution to:

(a)           sign on behalf of the Cyrte Entities in the form as the Attorney may approve any filing and notification of any interest in listed securities that are required under applicable rules and regulation in any relevant jurisdiction, including without limitation Brazil, Germany, Greece, the United Kingdom and the United States of America (the “Filings”);

(b)           sign on behalf of the Cyrte Entities in the form as the Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings; and

(c)           perform all acts as in the opinion of the Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)           The Cyrte Entities shall not make any claim against the Attorney in respect of any act that is lawfully done by the Attorney under the Power of Attorney.

(3)           The Cyrte Entities shall indemnify and hold the Attorney harmless against any claims, actions or proceedings made against the Attorney and against any damages, costs and expenses that the Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by the Attorney under the Power of Attorney.

(4)           The Cyrte Entities declare that this Power of Attorney also applies in situations where the Attorney also acts as a counterparty of the Cyrte Entities or as a representative of a counterparty of the Cyrte Entities (Selbsteintritt).

(5)           This Power of Attorney is valid until 31 December 2009 or, if earlier, until the Attorney ceases to be employed by Cyrte, at the end of which date this Power of Attorney shall terminate and shall cease to be of any effect

(6)           This Power of Attorney is governed by the laws of the Netherlands.

[Signatures on following page]

THUS SIGNED AND AGREED ON 26 AUGUST 2008

Cyrte Investments B.V.	Cyrte Investments GP I B.V.

By: Mr. F.J. Botman	By: Cyrte Investments B.V.
Title: Director	By: Mr. F.J. Botman
Title: Director

CF I Invest C.V.	Cyrte Investments GP III B.V.

By: Cyrte Investments GP I B.V.	By: Cyrte Investments B.V.
By: Cyrte Investments B.V.	By: Mr. F.J. Botman
By: Mr. F.J. Botman	Title: Director
Title: Director

Cyrte Fund III C.V.

By: Cyrte Investments GP III B.V.
By: Cyrte Investments B.V.
By: Mr. F.J. Botman
Title: Director